Exhibit 99.1

American Public Education Reports Fourth Quarter and Full-Year 2013 Results

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--February 27, 2014--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College, Nursing Programs – announced financial results for the quarter ended December 31, 2013.

Recent Results:

  Fourth quarter 2013 revenues decreased 4% to $82.9 million, compared to $86.0 million in the same period of 2012.
  Income from operations before interest income and income taxes in the fourth quarter of 2013 was $14.5 million, compared to $21.4 million in the same period of 2012.
  Net income for the fourth quarter of 2013 decreased to $9.0 million, or $0.51 per diluted share, compared to $13.2 million, or $0.74 per diluted share, in the same period of 2012.
  At American Public University System, net course registrations by new students in the fourth quarter of 2013 decreased approximately 10% over the same period of 2012. As previously disclosed, the Company believes that the temporary suspension of Department of Defense tuition assistance programs in October 2013 resulted in fewer enrollments from active duty service members than otherwise would have been expected.
  As of December 31, 2013, active student enrollment at American Public University System increased 2% to 112,400 students, compared to 110,300 students at December 31, 2012.
  American Public University System undergraduate programs recently named to U.S. News & World Report’s annual qualitative ranking of top online degree programs for the second consecutive year. APUS ranked #34 nationally out of 283 schools offering online bachelor’s degree programs, or in the top 12 percent overall.
  As of December 31, 2013, student enrollment at Hondros College, Nursing Programs (acquired by APEI on November 1, 2013) increased 9% to 1,290 students, compared to 1,180 students at December 31, 2012.
  American Public Education announced the hiring of Paul Humphries to lead its international expansion and relationship with New Horizons as the Vice President of International Development. Mr. Humphries is a business leader with expertise in managing education projects and companies in the Middle East, Canada, South Africa and the UK.

Financial Results:

Total revenues for the fourth quarter of 2013 decreased 4% to $82.9 million, compared to total revenues of $86.0 million in the fourth quarter of 2012. Income from operations before interest income and income taxes in the fourth quarter of 2013 was $14.5 million, compared to $21.4 million in the prior year period. Stock-based compensation expense reduced operating income by approximately $1.0 million in the fourth quarter of 2013 and $0.9 million in the fourth quarter of 2012.

Net income for the fourth quarter of 2013 was $9.0 million, or $0.51 per diluted share, which includes $0.03 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $13.2 million, or $0.74 per diluted share for the fourth quarter of 2012, including $0.03 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the fourth quarter of 2013 and for the fourth quarter of 2012 were approximately 17.8 million in both periods.

For the twelve months ended December 31, 2013, total revenues were $329.5 million, an increase of 5% compared to total revenues of $313.5 million in the same period of 2012. Income from operations before interest income and income tax for the twelve months ended December 31, 2013 decreased to $67.4 million, compared to $68.8 million in the same period of 2012. Stock-based compensation expense reduced each period's operating income by $4.0 million and $3.8 million, respectively.

Net income for the twelve months ended December 31, 2013 was $42.0 million, or $2.35 per diluted share, which includes $0.14 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $42.3 million, or $2.35 per diluted share, in the same period of 2012, including $0.13 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the twelve months ended December 31, 2013 and 2012 were approximately 17.9 million and 18.0 million, respectively.

Total cash and cash equivalents as of December 31, 2013 were approximately $94.8 million with no long-term debt. Cash from operations for the twelve months ended December 31, 2013 was approximately $59.4 million, compared to $52.9 million in the same period of 2012. Capital expenditures were approximately $20.6 million for the twelve months ended December 31, 2013, compared to $35.0 million in the prior year period. Depreciation and amortization was $13.5 million for the twelve months ended December 31, 2013 and $11.1 million for the same period of 2012.

Enrollments and Registrations:

American Public University System
For the three months ended December 31,	2013	2012	% Change
Net Course Registrations by New Students	20,300	22,600	-10%
Net Course Registrations	95,400	105,300	-9%
For the twelve months ended December 31,
Net Course Registrations by New Students	79,300	86,700	-9%
Net Course Registrations	409,700	402,200	2%
As of December 31,
Active Student Enrollment	112,400	110,300	2%

Hondros College, Nursing Programs[1]
As of December 31,	2013	2012	% Change
Total Student Enrollment	1,330	1,180	13%

Net course registrations represent the aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Active student enrollment represents the number of students with an academic status of Active or Program Hold and who are currently in a course or completed a course in the last 12 months. Student enrollment represents the number of students enrolled in one or more courses after the date by which they may drop the course without financial penalty.

1 Hondros College, Nursing Programs was acquired by APEI, effective November 1, 2013.

As previously disclosed, APEI believes that net course registrations and revenues in the second quarter and fourth quarter of 2013 were adversely impacted by the temporary suspension of Department of Defense tuition assistance programs in March and October 2013, which resulted in fewer enrollments from active duty service members than otherwise would have been expected.

While the tuition assistance programs were reinstated, budgetary pressures remain, and we do not know what future action will be taken with respect to the tuition assistance programs administered by the Department of Defense, which could include elimination of the programs, reduction of the funds and/or benefits available or new restrictions on participation. Any such changes, or any other reduction in the funding for these programs, could have a material adverse effect on our operations. Moreover, ongoing confusion about eligibility requirements and general uncertainty regarding the availability of the tuition assistance benefits may have a material adverse effect on our operations.

First Quarter 2014 Outlook:

The following statements are based on American Public Education’s current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates first quarter 2014 consolidated revenues to increase between approximately 0% and 3% over the prior year period. The Company expects consolidated net income of between $0.43 and $0.48 per diluted share in the first quarter of 2014.

American Public Education also expects the following results from its subsidiaries in the first quarter of 2014:

  At American Public University System, net course registrations by new students are expected to decline between 9% and 7% year-over-year and net course registrations are expected to decline between 7% and 5% year-over-year.
  At Hondros College, Nursing Programs, new student starts increased by approximately 45% year-over-year to 405 students in the first quarter of 2014.

Webcast:

A live webcast of the Company’s fourth quarter and year-end 2013 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education

American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and Hondros College, Nursing Programs. Together, these institutions serve over 100,000 adult learners worldwide and offer more than 95 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected revenues and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2013	2012
	(Audited)

Revenues	$82,937		$86,000
Costs and expenses:
Instructional costs and services	29,033		29,654
Selling and promotional	17,114		16,485
General and administrative	18,660		15,424
Depreciation and amortization	3,613		3,015

Total costs and expenses	68,420		64,578

Income from operations before
interest income and income taxes	14,517		21,422
Interest income, net	80		118

Income before income taxes	14,597		21,540
Income tax expense	5,640		8,279
Equity investment income (loss), net of taxes	40		(86)

Net income	$8,997		$13,175

Net Income per common share:
Basic	0.51		0.73
Diluted	0.51		0.74

Weighted average number of
common shares:
Basic	17,557		17,582
Diluted	17,799		17,836

American Public Education, Inc.	Three Months Ended
Segment Information:	December 31,
	2013	2012
Revenues:
American Public Education, Inc.	$79,136		$86,000
Hondros College, Nursing Programs	$3,801	$	NA
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$14,241		$21,422
Hondros College, Nursing Programs	$276	$	NA
Net Income:
American Public Education, Inc.	$8,731		$13,175
Hondros College, Nursing Programs	$266	$	NA

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Twelve Months Ended
	December 31,
	2013	2012
	(Audited)

Revenues	$329,479		$313,516
Costs and expenses:
Instructional costs and services	112,784		110,192
Selling and promotional	65,687		59,761
General and administrative	70,063		63,615
Depreciation and amortization	13,508		11,146

Total costs and expenses	262,042		244,714

Income from operations before
interest income and income taxes	67,437		68,802
Interest income, net	309		135

Income before income taxes	67,746		68,937
Income tax expense	25,645		26,528
Equity investment income (loss), net of taxes	(67)		(86)

Net income	$42,034		$42,323

Net Income per common share:
Basic	$2.38		$2.38
Diluted	$2.35		$2.35

Weighted average number of
common shares:
Basic	17,656		17,772
Diluted	17,921		18,041

American Public Education, Inc.	Twelve Months Ended
Segment Information:	December 31,
	2013	2012
Revenues:
American Public Education, Inc.	$325,678		$313,516
Hondros College, Nursing Programs	$3,801	$	NA
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$67,161		$68,802
Hondros College, Nursing Programs	$276	$	NA
Net Income:
American Public Education, Inc.	$41,768		$42,323
Hondros College, Nursing Programs	$266	$	NA

CONTACT:
American Public Education, Inc.
Richard W. Sunderland, Jr., CPA
Executive Vice President and Chief Financial Officer
304-885-5371
or
Christopher L. Symanoskie
Vice President, Investor Relations
703-334-3880